Filed Pursuant to Rule 424(b)(5)
                                                 Registration Nos. 333-105815
                                                                   333-105815-01
                                                                   333-105815-02
                                                                   333-105815-03
                                                                   333-105815-04

PROSPECTUS SUPPLEMENT
JANUARY 13, 2004
(TO PROSPECTUS DATED JUNE 25, 2003)

                                  $100,000,000

                          (GEORGIA POWER COMPANY LOGO)

              SERIES T 5.75% SENIOR PUBLIC INCOME NOTES (PINES(R))
                              DUE JANUARY 15, 2044
                          ---------------------------
     The Series T Senior Notes bear interest at the rate of 5.75% per year. Interest on the Series T Senior Notes is payable quarterly on January 15, April 15, July 15 and October 15 of each year, beginning April 15, 2004. The Series T Senior Notes will mature on January 15, 2044. The Series T Senior Notes are redeemable by Georgia Power Company on or after January 23, 2009. The Series T Senior Notes do not have the benefit of any sinking fund.

     The Series T Senior Notes are unsecured and rank equally with all of Georgia Power Company's other existing and future unsecured indebtedness and will be subordinated to all secured indebtedness of Georgia Power Company to the extent of the assets securing such debt. The Series T Senior Notes will be issued only in registered form in denominations of $25.

     SEE "RISK FACTORS" ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT FOR INFORMATION ON CERTAIN RISKS RELATED TO THE PURCHASE OF THESE SECURITIES.

     Georgia Power Company plans to list the Series T Senior Notes on the New York Stock Exchange. Trading of the Series T Senior Notes is expected to begin on the New York Stock Exchange within 30 days after the Series T Senior Notes are first issued.
                          ---------------------------

                                                            PER SERIES T
                                                            SENIOR NOTE       TOTAL
                                                            ------------      -----
Public offering price(1)..................................     100.00%     $100,000,000
Underwriting discount.....................................       3.15%     $  3,150,000
Proceeds, before expenses, to Georgia Power Company(1)....      96.85%     $ 96,850,000

------------

(1) Plus accrued interest, if any, from the date of original issuance of the Series T Senior Notes, which is expected to be January 23, 2004.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Series T Senior Notes will be ready for delivery against payment in book-entry form only through the facilities of The Depository Trust Company on or about January 23, 2004.

     "PINES(R)" is a registered service mark of Citigroup Global Markets Inc.

                         ------------------------------
                           Sole Book-Running Manager

                                   CITIGROUP
                         ------------------------------
MORGAN STANLEY                                               WACHOVIA SECURITIES

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. You must not rely on any unauthorized information or representations. This Prospectus Supplement and accompanying Prospectus is an offer to sell only the Series T Senior Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement and accompanying Prospectus is current only as of its date.

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                       PROSPECTUS SUPPLEMENT
Risk Factors................................................    S-3
The Company.................................................    S-3
Selected Financial Information..............................    S-3
Use of Proceeds.............................................    S-4
Description of the Series T Senior Notes....................    S-4
Underwriting................................................    S-8

                            PROSPECTUS
About this Prospectus.......................................      2
Risk Factors................................................      2
Available Information.......................................      2
Incorporation of Certain Documents by Reference.............      3
Georgia Power Company.......................................      3
Selected Information........................................      4
The Trusts..................................................      4
Accounting Treatment of the Trusts..........................      5
Use of Proceeds.............................................      5
Description of the Senior Notes.............................      5
Description of the Junior Subordinated Notes................      9
Description of the Preferred Securities.....................     14
Description of the Guarantees...............................     15
Relationship Among the Preferred Securities, the Junior
  Subordinated Notes and the Guarantees.....................     17
Plan of Distribution........................................     19
Legal Matters...............................................     19
Experts.....................................................     19

                                  RISK FACTORS

     Investing in the Series T Senior Notes involves risk. Please see the risk factors in Georgia Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Georgia Power Company or that Georgia Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series T Senior Notes.

                                  THE COMPANY

     Georgia Power Company (the "Company") is a corporation organized under the laws of the State of Georgia on June 26, 1930. The Company has its principal office at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone (404) 506-6526. The Company is a wholly owned subsidiary of The Southern Company ("Southern").

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 57,200 square mile service area comprising most of the State of Georgia.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial data for the years ended December 31, 1998 through December 31, 2002 has been derived from the Company's audited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the nine months ended September 30, 2003 has been derived from the Company's unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                                             NINE
                                                                                            MONTHS
                                                     YEAR ENDED DECEMBER 31,                 ENDED
                                            ------------------------------------------   SEPTEMBER 30,
                                             1998     1999     2000     2001     2002       2003(1)
                                            ------   ------   ------   ------   ------   -------------
                                                            (MILLIONS, EXCEPT RATIOS)
Operating Revenues........................  $4,738   $4,457   $4,871   $4,966   $4,822      $3,803
Earnings Before Income Taxes..............     975      895      921      974      976         876
Net Income After Dividends on Preferred
  Stock...................................     570      541      559      610      618         557
Ratio of Earnings to Fixed Charges(2).....    4.49     4.26     4.14     4.79     5.07        5.70

                                                                       CAPITALIZATION
                                                                  AS OF SEPTEMBER 30, 2003
                                                              --------------------------------
                                                               ACTUAL        AS ADJUSTED(3)
                                                              ---------   --------------------
                                                               (MILLIONS, EXCEPT PERCENTAGES)
Common Stock Equity.........................................    $4,572      $4,611       49.4%
Cumulative Preferred Stock..................................        15          15        0.2
Shares Subject to Mandatory Redemption(4)...................       940         940       10.1
Senior Notes................................................     2,000       2,000       21.4
Other Long-Term Debt........................................     1,763       1,763       18.9
                                                                ------      ------      -----
     Total, excluding amounts due within one year of $73
      million...............................................    $9,290      $9,329      100.0%
                                                                ======      ======      =====

---------------

(1) Due to seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2003 do not necessarily indicate operating results for the entire year.

(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Distributions on shares subject to mandatory redemption" and the debt portion of allowance for funds used during construction, and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Distributions on shares subject to mandatory redemption" and the debt portion of allowance for funds used during construction.
(3) Reflects (i) contributions to capital from Southern in October 2003 in the amount of $6,000,000 and in December 2003 in the amount of $33,000,000; (ii) the issuance in October 2003 of $200,000,000 aggregate principal amount of Series R 6% Senior Notes due October 15, 2033; (iii) the redemption in November 2003 of $200,000,000 aggregate principal amount of Series B 6.60% Senior Notes due December 31, 2038; (iv) the proposed issuance in January 2004 of $100,000,000 aggregate principal amount of Series S 4.000% Senior Notes due January 15, 2011; (v) the proposed issuance in January 2004 by Georgia Power Capital Trust VII of $200,000,000 aggregate liquidation amount of its Trust Preferred Securities for the benefit of the Company; (vi) the proposed redemption in February 2004 by Georgia Power Capital Trust IV of $200,000,000 aggregate liquidation amount of its 6.85% Trust Preferred Securities for the benefit of the Company; (vii) the proposed redemption in March 2004 of $100,000,000 aggregate principal amount of Series H 6.70% Senior Insured Quarterly Notes due March 1, 2011; (viii) the proposed redemption in March 2004 of $100,000,000 aggregate principal amount of Series D 6 5/8% Senior Notes due March 31, 2039; and (ix) the issuance of the Series T Senior Notes offered hereby.
(4) Substantially all of the assets of the respective Trusts are Junior Subordinated Notes of the Company, and upon redemption of such debt, the related Preferred Securities will be mandatorily redeemable.

                                USE OF PROCEEDS

     The proceeds from the sale of the Series T Senior Notes will be used by the Company to redeem in March 2004 all of its Series D 6 5/8% Senior Notes due March 31, 2039 currently outstanding in the aggregate principal amount of $100,000,000 at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest. Such redemption will be subject to the issuance of the Series T Senior Notes.

                    DESCRIPTION OF THE SERIES T SENIOR NOTES

     Set forth below is a description of the specific terms of the Series T 5.75% Senior Public Income NotES due January 15, 2044 (the "Series T Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of January 1, 1998, as supplemented (the "Senior Note Indenture"), between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the "Senior Note Indenture Trustee").

GENERAL

     The Series T Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series T Senior Notes will initially be issued in the aggregate principal amount of $100,000,000. The Company may, without the consent of the holders of the Series T Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series T Senior Notes. Any additional notes having such similar terms, together with the Series T Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

     The entire principal amount of the Series T Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2044. The Series T Senior Notes are not subject to any sinking fund provision. The Series T Senior Notes are available for purchase in denominations of $25 and any integral multiple thereof.

INTEREST

     Each Series T Senior Note shall bear interest at the rate of 5.75% per year (the "Securities Rate") from the date of original issuance, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, an "Interest Payment Date") to the person in whose name such Series T Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial Interest Payment Date is April 15, 2004. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series T Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or Sunday,
(ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

RANKING

     The Series T Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all other unsecured and unsubordinated obligations of the Company from time to time outstanding. The Series T Senior Notes will be subordinated to all secured indebtedness of the Company to the extent of the assets securing such debt, aggregating approximately $80,000,000 outstanding at September 30, 2003. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

TRADING CHARACTERISTICS

     The Series T Senior Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Series T Senior Notes that is not included in the trading price thereof. Any portion of the trading price of a Series T Senior Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Series T Senior Note.

     The trading price of the Series T Senior Notes is likely to be sensitive to the level of interest rates generally. If interest rates rise in general, the trading price of the Series T Senior Notes may decline to reflect the additional yield requirements of the purchasers. Conversely, a decline in interest rates may increase the trading price of the Series T Senior Notes, although any increase will be moderated by the Company's ability to call the Series T Senior Notes at any time on or after January 23, 2009.

OPTIONAL REDEMPTION

     The Company shall have the right to redeem the Series T Senior Notes at any time in whole, or from time to time in part, without premium, on or after January 23, 2009, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the date of redemption (the "Redemption Date").

     If notice of redemption is given as aforesaid, the Series T Senior Notes to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price together with any accrued and unpaid interest thereon, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Series T Senior Notes shall cease to bear interest. If any Series T Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the Securities Rate. See "Description of the Senior Notes -- Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series T Senior Notes by tender, in the open market or by private agreement.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depository for the Series T Senior Notes. The Series T Senior Notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global Series T Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series T Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc. (the "NYSE"), the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission (the "Commission"). More information about DTC can be found at www.dtcc.com.

     Purchases of Series T Senior Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series T Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series T Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series T Senior Notes. Transfers of ownership interests in the Series T Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series T Senior Notes, except in the event that use of the book-entry system for the Series T Senior Notes is discontinued.

     To facilitate subsequent transfers, all Series T Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series T Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series T Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series T Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the Series T Senior Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Series T Senior Notes in accordance with its procedures.

     Although voting with respect to the Series T Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to Series T Senior Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series T Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series T Senior Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series T Senior Note will not be entitled to receive physical delivery of Series T Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series T Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series T Senior Note.

     DTC may discontinue providing its services as securities depository with respect to the Series T Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series T Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository) with respect to the Series T Senior Notes. In that event, certificates for the Series T Senior Notes will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated January 13, 2004, the Company has agreed to sell to each of the Underwriters named below (for whom Citigroup Global Markets Inc. is acting as representative) and each of the Underwriters has severally and not jointly agreed to purchase the respective principal amount of Series T Senior Notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT OF
                                                                SERIES T SENIOR
NAME                                                                 NOTES
----                                                          -------------------
Citigroup Global Markets Inc. ..............................     $ 29,750,000
Morgan Stanley & Co. Incorporated...........................       29,500,000
Wachovia Capital Markets, LLC...............................       29,500,000
A.G. Edwards & Sons, Inc. ..................................        1,250,000
M.R. Beal & Company.........................................        1,250,000
Blaylock & Partners, L.P. ..................................        1,250,000
Guzman & Company............................................        1,250,000
The Malachi Group, Inc. ....................................        1,250,000
Samuel A. Ramirez & Company, Incorporated...................        1,250,000
SunTrust Capital Markets, Inc. .............................        1,250,000
The Williams Capital Group, L.P. ...........................        1,250,000
B.C. Ziegler and Company....................................        1,250,000
                                                                 ------------
              Total.........................................     $100,000,000
                                                                 ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series T Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriters are obligated to take and pay for all the Series T Senior Notes if any are taken.

     The Underwriters propose initially to offer all or part of the Series T Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $0.50 per Series T Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.45 per Series T Senior Note. After the initial public offering, the public offering price and other selling terms may be changed.

     The underwriting discount and commissions to be paid to the Underwriters by the Company with this offering will be 3.15% of the principal amount of the Series T Senior Notes, for a total of $3,150,000. In addition, the Company estimates that it will incur other offering expenses of approximately $285,000.

     In order to facilitate the offering of the Series T Senior Notes, the Underwriters or their affiliates may engage in transactions that stabilize, maintain or otherwise affect the price of the Series T Senior Notes. Specifically, the Underwriters or their affiliates may over-allot in connection with this offering, creating short positions in the Series T Senior Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Series T Senior Notes, the Underwriters or their affiliates may bid for and purchase Series T Senior Notes in the open market. Finally, the Underwriters or their affiliates may reclaim selling concessions allowed to a dealer for distributing Series T Senior Notes in this offering if the Underwriters or their affiliates repurchase previously distributed Series T Senior Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series T Senior Notes above independent market levels. The Underwriters or their affiliates are not required to engage in these activities and may end any of these activities, if commenced, at any time.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series T Senior Notes. In addition, neither the Company nor any Underwriter makes any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice.

     Prior to this offering, there has been no public market for the Series T Senior Notes. The Series T Senior Notes are expected to be approved for listing on the NYSE, subject to official notice of issuance. Trading of the Series T Senior Notes on the NYSE is expected to commence within a 30-day period after the initial delivery of the Series T Senior Notes. The Underwriters have advised the Company that they intend to make a market in the Series T Senior Notes prior to the commencement of trading on the NYSE. However, the Underwriters will have no obligation to make a market in the Series T Senior Notes, however, and may cease market making activities, if commenced, at any time.

     It is expected that the delivery of the Series T Senior Notes will be made against payment on the date specified on the cover page of this Prospectus Supplement which will be the seventh Business Day following the date of this Prospectus Supplement. Under Rule 15c6-1 of the Commission under the 1934 Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Series T Senior Notes on the date of this Prospectus Supplement or the next three succeeding Business Days will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisor.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters and their affiliates engage in transactions with and perform services for the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company or its affiliates for which they have received and may in the future receive customary fees.

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                                  $100,000,000

                          (GEORGIA POWER COMPANY LOGO)

              SERIES T 5.75% SENIOR PUBLIC INCOME NOTES (PINES(R))

                              DUE JANUARY 15, 2044

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                             PROSPECTUS SUPPLEMENT
                                JANUARY 13, 2004

                      ------------------------------------

                                   CITIGROUP
                             ---------------------
                                 MORGAN STANLEY
                              WACHOVIA SECURITIES

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